Exhibit 4.2

BRIXMOR LLC

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

SUPPLEMENTAL INDENTURE TO INDENTURE,
DATED AS OF FEBRUARY 3, 1999

Dated as of October 16, 2014

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 16, 2014, between BRIXMOR LLC, a Maryland limited liability company (formerly known as Centro NP LLC, the successor to New Plan Excel Realty Trust, Inc.) (the “Company”), and U.S. BANK TRUST NATIONAL ASSOCIATION (the successor trustee to State Street Bank and Trust Company), as trustee (the “Trustee”), to the indenture, dated as of February 3, 1999, between the Company and the Trustee (as amended and supplemented prior to the date hereof, the “Indenture”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Indenture.
WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of, inter alia, the Company’s 7.50% notes due 2029 (the “Notes”);
WHEREAS, the Company has issued the Notes pursuant to the Indenture and there is currently outstanding under the Indenture $21,705,000 in aggregate principal amount of the Notes;
WHEREAS, the Company desires to amend the Indenture and the Notes as set forth herein;
WHEREAS, Section 902 of the Indenture permits amendment of the Indenture and the Notes as provided in Section 2 and Section 3 hereof by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;
WHEREAS, the Company has commenced, pursuant to the Offer to Purchase and Consent Solicitation Statement of the Company, dated September 18, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent, an offer to purchase all of the outstanding Notes (the “Offer”) and a solicitation to obtain (i) the written consent of the Holders to the amendments to the Indenture and the Notes set forth in Section 2 and Section 3 hereof and (ii) the direction of the Holders to the Trustee to execute and deliver this Supplemental Indenture (collectively, the “Consent”);
WHEREAS, the Company has provided evidence to the Trustee that the Holders of at least a majority in aggregate principal amount of the Notes currently outstanding have provided written consents to the execution and delivery by the Trustee of this Supplemental Indenture in accordance with the provisions of the Indenture;
WHEREAS, the Company has delivered to the Trustee the Officers’ Certificate as well as the Opinion of Counsel provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture; and
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company have been done.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    COMPANY REPRESENTATIONS AND WARRANTIES. The Company hereby represents, warrants, and certifies to the Trustee that the Holders of at least a majority in aggregate principal amount of the Notes currently outstanding have provided Consents and execution of this Supplemental Indenture is authorized and permitted by the Indenture.
2.    AMENDMENTS TO THE INDENTURE.
(a)     The Indenture is hereby amended by (i) deleting the text of Sections 501(4), 501(5), 703, 1004, 1005, 1006, 1007, 1008, 1009, 1404(c), 1404(d), 1404(e) and 1404(f) of the Indenture in their entireties and replacing them with the words “Intentionally Omitted,” and (ii) deleting all references to such sections and clauses in their entirety, including without limitation all references, direct or indirect, thereto in Section 501, “Events of Default.”
(b)    The Indenture is hereby amended by deleting the words “, any Significant Subsidiary” from the text of Sections 501(6) and 501(7).

(c)    The Indenture is hereby amended by deleting those definitions from the Indenture for which all references to such definitions will be eliminated as a result of the provisions of Section 2(a) of this Supplemental Indenture.

3.    AMENDMENTS TO THE NOTES.
The Notes are deemed to be amended by the insertion of the following text on the reverse of the Note:
“Notwithstanding anything to the contrary contained herein, the terms of the Indenture and this Note have been amended and the following provisions of the Indenture, are no longer applicable to this Note: clauses (4) and (5) of Section 501, all references to any Significant Subsidiaries in clauses (6) and (7) of Section 501, Section 703,    Section 1004, Section 1005,    Section 1006,    Section 1007,    Section 1008,    Section 1009 and clauses (c), (d), (e) and (f) of Section 1404.”
4.    MISCELLANEOUS.

(a)    Ratification of Agreement. As supplemented by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as provided for in this Supplemental Indenture, all of the terms, provisions and conditions of the Indenture and the Notes shall remain in full force and effect. The Consent of the Holders of the Notes to this Supplemental Indenture shall not constitute an amendment or waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver or consent to any further or future action on the part of the Company.

(b)    Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Each signed copy will be an original, but all of them together represent the same agreement.

(c)    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
(d)    Effectiveness. This Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto. The amendments set forth in Section 2 and Section 3 hereof will become operative upon the Company’s acceptance and payment of all Notes validly tendered and not validly withdrawn pursuant to the Offer to Purchase.
(e)    Trustee. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
(f)    Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.
(g)    Headings. The section headings herein are for convenience only and shall not affect the construction thereof.
(h)    Severability. In case any provision in this Supplemental Indenture or the Securities shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplemental Indenture to be duly executed as of the date first above written.

BRIXMOR LLC

By:	/s/ Michael Pappagallo
Name:	Michael Pappagallo
Title:	President and Chief Financial Officer

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jean Clarke
Name:	Jean Clarke
Title:	Vice President

[Signature Page to Supplemental Indenture (1999 Indenture)]